77O
Exhibit A

Form 10f-3
Record of Securities Purchased
Under the Rule 10f-3 Procedures
1.  Name of Purchasing Portfolio: One Group Muni Inc.
2.  Issuer:  Louisiana HFA
3.  Date of Purchase: 9/1/98
4.  Underwriter from whom purchased: Stephens Inc.
5. Name of Affiliated Underwriter (as defined in the Rule 10f-3 procedures) managing or Participating in syndicate (attach list of all members of syndicate): First Natl Bank Commerce
6.  Aggregate principal amount of purchase:  $2,000,000
7.  Aggregate principal amount of offering: $72,800,000
8.  Purchase price (net of fees and expenses):  $108,000
9.  Date offering commenced: 9/1/98
10. Offering price at close of first full business day after offering commenced: $108.416 (+5) 9/15/98
11. Commission, spread or profit: .5%
    $10,000
Designation:  Stephens  50%
G.K. Saum 30%
A G Edwards 20%
*Rules  3 firms, no more than 50% to one firm
12. Have the following conditions been satisfied:
a. The securities are a part of an issue registered under the Securities Act of 1933, which is being offered to the public, or are municipal securities as defined in Section 3(a)(29) of the Securities Exchange Act of 1934. YES
b. The purchase price paid did not exceed the offering price at the close of the first full business day after the first day of the offering (or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the rights offering terminated). YES
c. The underwriting was a firm commitment underwriting.  YES
d. The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period. YES
e. In respect of any securities other than municipal securities, the issuer of such securities has been in continuous operation of not less than three years (including the operations of predecessors), or in respect of any municipal securities, the issue of such securities has received an investment grade rating from a nationally recognized statistical rating organization or, if the issuer or entity supplying the revenues from which the issue is to be paid shall have been in continuous operation for less than three years (including the operations of any predecessors), (it has received one of the three highest ratings from at least one such rating
   service.)    YES
f. The amount of such securities purchased by all of the Portfolios and investment companies advised by the Adviser did not exceed the greater of (I) 4% of the principal amount of the offering, or (ii)($500,000.) 2  YES
g. The purchase price was not greater than 3% of the assets of the Portfolio purchasing such securities. YES
h. No Affiliated Underwriter was a direct or indirect participant
   or benefited directly or indirectly from, the purchase.   YES